UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)

November 23, 2012

AMKOR TECHNOLOGY, INC.

(Exact name of registrant as specified in its charter)

DELAWARE	000-29472	23-1722724
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1900 SOUTH PRICE ROAD

CHANDLER, AZ 85286

(Address of Principal Executive Offices, including Zip Code)

(480) 821-5000

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01. Entry into a Material Definitive Agreement

ITEM 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

On November 23, 2012, Amkor Technology Korea, Inc. (the “Borrower”), a Korean corporation and a wholly-owned subsidiary of Amkor Technology, Inc. (the “Company”), entered into a loan agreement (the “Korean Loan Agreement” and, together with the Factory Mortgage Agreement ancillary thereto, the “Korean Loan Documents”) with The Korea Development Bank, a Korean banking entity (“KDB”), pursuant to which Borrower may borrow up to $100 million from KDB on a secured basis for a term of 7 years (the “Term Loan”). The proceeds of the Term Loan must be used for capital expenditures. Any drawdowns must be made before November 23, 2013.

The Term Loan will bear interest at three month LIBOR plus 3.70% (approximately 4.01% as of November 23, 2012). Interest is due quarterly in arrears. The entire principal balance of the Term Loan is due in a single bullet payment on the seventh anniversary of the first drawdown. There is a prepayment fee of 1.0% of the amount repaid multiplied by the portion of the loan period remaining if the prepayment is made during any of the first five years of the term.

The Borrower’s obligations under the Term Loan are secured by substantially all of the Borrower’s land, factories and equipment located in Korea pursuant to the terms of an existing second priority Factory Mortgage Agreement in favor of KDB dated as of July 2, 2012, as well as a pledge of any insurance proceeds. The Borrower has agreed to amend the existing Factory Mortgage Agreement to increase the maximum secured amount to $325 million.

The following constitute events that could, subject to certain conditions, cause the acceleration of the obligations under the Korean Loan Agreement: (a) failure to pay when due an installment of interest or other breach by the Borrower of the Korean Loan Documents; (b) a default with respect to other indebtedness of the Borrower; (c) certain events of bankruptcy, insolvency, liquidation, foreclosure or the like of the Borrower or its property; (d) the Borrower’s failure to comply with judgments or orders; (e) cessation of the Borrower’s business; (f) certain government intervention in the Borrower’s business; and (g) there is a material adverse effect on the legality, validity or enforceability of any of the Korean Loan Documents or the rights and/or remedies of KDB thereunder that result in the failure by the Borrower to perform its obligations thereunder.

The foregoing summary of the Korean Loan Agreement and amendment to the Factory Mortgage Agreement is not complete and is qualified in its entirety by the full text of the Korean Loan Agreement and amendment to the Factory Mortgage Agreement, copies of which are attached to this Report as Exhibit 10.1 and 10.2, respectively, and incorporated by reference herein.

PLEASE NOTE: Pursuant to the rules and regulations of the Securities and Exchange Commission, we have filed the agreements referenced above to provide investors with information regarding their terms. The agreements are not intended to provide any other factual information about the Company, the Borrower or their business or operations. In particular, the assertions embodied in any representations, warranties and covenants contained in the agreement may be subject to qualifications with respect to knowledge and materiality different from those applicable to investors and may be qualified by information in disclosure schedules. These disclosure schedules may contain information that modifies, qualifies and creates exceptions to the representations, warranties and covenants set forth in the agreement. Moreover, certain representations, warranties and covenants in the agreements may have been used for the purpose of allocating risk between the parties, rather than establishing matters as facts. In addition, information concerning the subject matter of the representations, warranties and covenants may have changed after the date of the agreements, which subsequent information may or may not be fully reflected in the Company’s public disclosures. Accordingly, investors should not rely on the representations, warranties and covenants in the agreement as characterizations of the actual state of facts about the Company, the Borrower or their business or operations on the date hereof.

ITEM 9.01 Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit	Description

10.1	Loan Agreement, dated November 23, 2012 by and between Amkor Technology Korea, Inc. and The Korea Development Bank.

10.2	Amendment to Factory Mortgage Agreement, by and between The Korea Development Bank and Amkor Technology Korea, Inc.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: November 27, 2012	Amkor Technology, Inc.

/s/ Gil C. Tily
Gil C. Tily
Executive Vice President Chief Administrative Officer and General Counsel

Index to Exhibits

Exhibit	Description

10.1	Loan Agreement, dated November 23, 2012 by and between Amkor Technology Korea, Inc. and The Korea Development Bank.

10.2	Amendment to Factory Mortgage Agreement, by and between The Korea Development Bank and Amkor Technology Korea, Inc.

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